EXHIBIT 10.2
February 23, 2015

Fundamental Global Investors, LLC
c/o D. Kyle Cerminara
4201 Congress Street, Suite 140
Charlotte, North Carolina 28209

Dear Mr. Cerminara:

This letter constitutes the agreement (the “Agreement”) between Magnetek, Inc., a Delaware corporation (the “Company”), on the one hand, and Fundamental Global Investors, LLC (“Investor”) and each of the other individuals and entities set forth on the signature pages hereto (the “Investor Affiliates,” and together with Investor and the Investor Affiliates, and Affiliates of any of the foregoing that are listed as filing parties on Investor’s Schedule 13D (as defined below), the “Investor Group”), on the other hand, with respect to the matters set forth below:
1.    Board Nomination.

a.The Company agrees to request the Nominating and Corporate Governance Committee (the “Nominating Committee”) of the Board of Directors of the Company (the “Board”) to recommend, during its February 2015 meeting, that the Board approve including D. Kyle Cerminara (“Nominee”) as a nominee for election to the Board on the slate of nominees recommended by the Board in the Company’s proxy statement and on its proxy card relating to the 2015 annual meeting of stockholders of the Company (the “2015 Annual Meeting”). If the Nominating Committee makes that recommendation, then the Company agrees to request that the Board approve, during its February 2015 meeting, including Nominee as a nominee for election to the Board on the slate of nominees recommended by the Board in the Company’s proxy statement and on its proxy card relating to the 2015 Annual Meeting. If the Board approves so including Nominee, then the Company agrees to so include Nominee as such a nominee. The remaining provisions of this Agreement are conditioned on Nominee being nominated by the Board for election, and Nominee being elected to the Board, at the 2015 Annual Meeting.

b.Until the Termination Date (as defined below), the Investor Group agrees that it shall not submit any nominations for election to the Board or stockholder proposals (whether made pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise) at the 2015 Annual Meeting or any subsequent annual or special meeting of stockholders of the Company.

c.Until the Termination Date, each member of the Investor Group shall cause all Voting Securities (as defined below) (whether held of record or beneficially) that it is entitled to vote at each annual and special meeting of stockholders of the Company (i) to be present for quorum purposes, (ii) to be voted in favor of the election of each of the nominees on the slate of nominees recommended by the Board in the Company’s proxy statement and on its proxy card for such meeting, including the individuals nominated by the Board to stand for election at the 2015 Annual Meeting or any subsequent annual or special meeting of stockholders of the Company at which directors are to be elected, and (iii) subject to the fiduciary duties of the Nominee and each member of the Investor Group to the investors in the Investor Group’s funds, to be voted in accordance with the Board’s recommendation with respect to all other matters subject to a vote of stockholders of the Company at the 2015 Annual Meeting or any subsequent annual or special meeting of stockholders of the Company.

d.During Nominee’s service as a member of the Board, Nominee shall at all times receive the same compensation, reimbursements and other benefits provided by the Company to any other non-management member of the Board in the same position as Nominee and shall have the benefit of the same D&O insurance coverage, indemnification and expense advancement provisions, indemnity agreements and any other similar agreements that at any time exist or are entered into in favor of any other non-management director of the Company in his or her capacity as such.

2.Standstill. Until the Termination Date, the Investor Group agrees that, except as otherwise specifically provided in this Agreement, no member of the Investor Group shall, in any way or in any capacity, directly or indirectly, alone or in concert with others, except for such actions as Nominee may take in his capacity as a director of the Company in support of transactions and initiatives approved or undertaken by the Board:

a.make, or in any way participate in, or encourage any “solicitation” (as such term is used in the proxy rules of the Securities and Exchange Commission (the “SEC”)) of proxies or consents with respect to the election or removal of directors or any other matter or proposal;

b.initiate, propose or otherwise “solicit” (as such term is used in the proxy rules of the SEC) stockholders of the Company for the approval of any stockholder proposal, whether made pursuant to Rule 14a-8 or Rule 14a-4 under the Exchange Act or otherwise;

c.seek to call, or to request the call of, or call a special meeting of the stockholders of the Company; or, in its capacity as a stockholder, make a request for or take any action to obtain or retain any list of the Company’s stockholders or other Company records;

d.seek election or appointment to, or representation on, or nominate or propose the nomination of any candidate to, the Board, except as specifically contemplated in Section 1; or seek the removal of any member of the Board, or a change in the composition or size of the Board;

e.form or join in a partnership, limited partnership, syndicate or other group, including, without limitation, a group as defined under Section 13(d) of the Exchange Act, with respect to any Voting Securities, deposit any Voting Securities into a voting trust or subject any Voting Securities to any voting agreement (other than solely with other members of the Investor Group with respect to Voting Securities now or hereafter owned by them in accordance with the terms of this Agreement) or take any other action that would limit or otherwise restrict the ability of the Investor Group to vote or cause to be voted the Investor Voting Securities held from time to time in accordance with this Agreement;

f.with respect to the Company or the Voting Securities, (i) otherwise communicate with the Company’s stockholders or others pursuant to Rule 14a-1(l)(2)(iv) under the Exchange Act or (ii) participate in, or take any action pursuant to, any “stockholder access” proposal that may be implemented by the SEC, whether in accordance with former Rule 14a-11 or otherwise;

g.except at the request of the Board, acquire, offer or propose to acquire, or agree to acquire (except by way of stock dividends, stock splits, reverse stock splits or other distributions or offerings made available to holders of any Voting Securities generally), whether by purchase, tender or exchange offer, directly through the acquisition of control of another Person, by joining a partnership, limited partnership, syndicate or other group (as defined under Section 13(d) of the Exchange Act) or otherwise, any Voting Securities if, as a result of such acquisition, the members of the Investor Group would beneficially own in the aggregate in excess of 14.5% of the then outstanding Voting Securities;

h.except at the request of the Board, seek, propose, participate in, support, facilitate or assist any third party to seek or propose any merger, consolidation, business combination, tender or exchange offer, sale or purchase of assets, sale or purchase of securities, dissolution, liquidation, restructuring, recapitalization or similar transactions of or involving the Company or any of its Affiliates or Associates;

i.except at the request of the Board, enter into any arrangements, understanding or agreements (whether written or oral) with, or advise, finance, assist or encourage, any other Person in connection with any of the foregoing;
j.make any public statement or public disclosure regarding any intent, purpose, plan or proposal with respect to the Board, the Company, its management, policies or affairs or any of its securities or assets or this Agreement that is inconsistent with the provisions of this Agreement, including any intent, purpose, plan or proposal that is conditioned on, or would require waiver, amendment, nullification or invalidation of, any provision of this Agreement or take any action that could require the Company to make any public disclosure relating to any such intent, purpose, plan, proposal or condition; or

k.take any action challenging the validity or enforceability of this Section 2, or request the Company or Board to agree to amend or to waive any provision of this Section 2 either publicly or in a manner that is reasonably likely to require the Company to disclose the request publicly.

3.Service as Director. During the Nominee’s service as a member of the Board, Nominee shall:

a.during the term of any service as a director of the Company: (i) comply with all policies, procedures, processes, codes, rules, standards and guidelines applicable to non-management members of the Board and (ii) keep confidential all Proprietary Information (as defined below) consistent with Board practices and policies applicable to non-management members of the Board;

b.submit to the Company a fully completed copy of the Company’s standard director & officer questionnaire and other reasonable and customary director onboarding documentation required by the Company in connection with the appointment or election of new non-management Board members, including, without limitation, information required to be or customarily disclosed for directors, candidates for directors, and their Affiliates and representatives in a proxy statement or other filings under applicable law or stock exchange rules or listing standards, information in connection with assessing eligibility, independence and other criteria applicable to directors or satisfying compliance and legal obligations, and such other information as reasonably requested by the Company;

c.periodically provide an updated questionnaire response and other customary information that the Company reasonably requests;

d.at all times while serving as a member of the Board, (i) meet all director independence standards of the NASDAQ Global Market applicable to non-management members of the Board and members of its Compensation Committee or its Nominating and Corporate Governance Committee as in effect on the date hereof; and (ii) not be in breach of Section 8 of the Clayton Act, 15 USC §19, having been given an opportunity to cure any such breach, based on the written opinion of outside legal counsel (the preceding clauses (i) and (ii), the “Conditions”); and

e.promptly advise the Nominating and Corporate Governance Committee of the Board in writing if he ceases to satisfy any of the Conditions.

4.Fiduciary Duties. Notwithstanding anything to the contrary in this Agreement,

a.Nothing in this Agreement shall obligate the Nominating Committee to recommend to the Board, or the Board to approve, including Nominee as a nominee for election to the Board on the slate of nominees recommended by the Board in the Company’s proxy statement and on its proxy card relating to the 2015 Annual Meeting.

b.Nominee, during the term of any service as a director of the Company, shall not be prohibited from acting in his capacity as a director and complying with his fiduciary duties as a director of the Company, including with respect to Nominee’s participation in Board meetings (unless there is a conflict of interest) or as expressly directed by the Board.

c.Nothing in this Agreement shall prevent or prohibit the members of the Board other than Nominee from complying with their respective fiduciary duties as directors of the Company.

5.Confidentiality.

a.The Company has provided, and may in the future provide, the Investor Group access to non-public information regarding the Company and its business, operations, strategies and objectives. Without limiting Section 2 or Section 3, the Investor Group shall, and shall cause its representatives to, keep all such non-public information, whether oral or written and regardless of the manner in which it is furnished (“Proprietary Information”), confidential and not disclose or reveal any Proprietary Information to any Person other than its representatives who need to know the Proprietary Information for the purpose of assisting or advising the Investor Group in connection with this Agreement or any of the matters addressed herein.

b.Notwithstanding the foregoing, the Investor Group may disclose Proprietary Information at such times, in such manner and to the extent such disclosure is required by applicable law, provided that the Investor Group (i) provides the Company with prior written notice of such disclosure so as to permit the Company to seek a protective order or other appropriate remedy, (ii) limits such disclosure to what is strictly required and (iii) uses reasonable best efforts to preserve the confidentiality of any such Proprietary Information so disclosed.

c.The Investor Group hereby acknowledges that it is aware that the United States securities laws restrict the purchase and sale of securities by persons who possess material nonpublic information relating to the issuer of such securities and the communication of such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities in reliance upon such information. Each Person included within the Investor Group agrees that it will comply with the Company’s insider trading policy that is applicable to non-management directors of the Company (including its trading “window” provisions), a copy of which is attached hereto as Exhibit A, as if such Person were a non-management director of the Company.

6.Public Announcements. Neither the Company nor any member of the Investor Group will make any public statements regarding this Agreement or any of the matters addressed herein (including in any press release, or any filing with the SEC, any other regulatory or governmental agency or any stock exchange) without obtaining the prior written consent of the Company and the Investor Group (which consent shall not be unreasonably withheld, conditioned or delayed), except as may, in the reasonable judgment of the party making the public statement, be required by applicable law, in which case the party required to make the public statement shall use commercially reasonable efforts to allow the other party reasonable time to comment on such public statement in advance of the issuance of such public statement; provided that the Investor Group may disclose the contents of, and file a copy of, this Agreement in any Schedule 13D or amendment thereto filed by them with the SEC with respect to their holdings of Voting Securities of the Company as is required by SEC rules (“Investor’s Schedule 13D”); provided, further, that the Investor Group shall consult with the Company prior to filing any such Schedule 13D or amendment thereto so as to permit the Company to coordinate any related filing the Company will make with the SEC. Each party hereto shall refrain from disparaging, impugning, or taking any action reasonably likely to damage the reputation of the other party or the directors or officers of the Company. The foregoing shall not apply to any compelled testimony or production of information, either by legal process or subpoena, or as part of a response to a request for information from any governmental authority with jurisdiction over the party from whom information is sought.

7.Representations of the Investor Group. Each member of the Investor Group represents and warrants that:
a.This Agreement has been duly authorized, executed and delivered by it and is a valid and binding obligation of such individual or entity, enforceable against such individual or entity in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles.

b.As of the date of this Agreement, the Investor Group, collectively, beneficially owns an aggregate of 397,291 shares of Common Stock, and such Common Stock constitutes all of the Voting Securities beneficially owned by the members of the Investor Group.

c.No member of the Investor Group (i) directly or indirectly owns, beneficially or of record, any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to the Common Stock or with a value derived in whole or in part from the value of the Common Stock, whether or not such instrument or right shall be subject to settlement in shares of Common Stock or otherwise (each, a “Derivative Instrument”), or has any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of Common Stock; (ii) is party to any proxy, contract, arrangement, understanding or relationship pursuant to which any member of the Investor Group has a right to vote any securities of the Company, and (iii) except for customary incentive or performance fees paid to Investor or its affiliates in the capacity of general partner, managing member or investment adviser of the funds and partnerships included in the Investor Group and equity awards that may be granted by the Company to Nominee, has a right to any performance-related fees (other than an asset-based fee) based on any increase or decrease in the value of the shares of Common Stock or Derivative Instruments.

d.The Investor Group has disclosed the control relationships between each member of the Investor Group in Investor’s Schedule 13D filed to date with the SEC.

e.No member of the Investor Group has any compensation arrangement with Nominee that is dependent in any way on, or tied in any way to, Nominee’s status as a director of the Company.

8.Representations of the Company. The Company hereby represents that this Agreement has been duly authorized, executed and delivered by it and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles.

9.Termination. The date on which this Agreement, including the covenants and agreements contained in Section 2, shall terminate (the “Termination Date”) shall be (a) ten (10) days prior to the expiration of the notice period specified in the Company’s advance notice bylaw related to nominations of directors at the 2016 annual meeting of stockholders of the Company or (b) if Nominee is elected as a director of the Company at the 2015 Annual Meeting, the date on which Nominee is no longer serving on the Board if such date is later than the date described in clause (a). As a condition to Nominee’s nomination for election as a director of the Company at the 2015 Annual Meeting, Nominee shall agree for the benefit of the Company in writing, in a form reasonably acceptable to the Company to tender his resignation from the Board (i) within five (5) business days of a breach of this Agreement by any member of the Investor Group and (ii) within five (5) business days of the Nominee ceasing to satisfy any of the Conditions.

10.Definitions. As used in this Agreement, (a) the term “Person” shall be interpreted broadly to include, among others, any individual, general or limited partnership, corporation, limited liability or unlimited liability company, joint venture, estate, trust, group, association or other entity of any kind or structure; (b) the terms “Affiliate” and “Associate” shall have the meanings set forth in Rule 12b-2 under the Exchange Act and shall include Persons who become Affiliates or Associates of any Person subsequent to the date of this Agreement; (c) the term “Voting Securities” shall mean shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), and any other securities of the Company entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for, such Common Stock or other securities, whether or not subject to the passage of time or other contingencies; and (d) the term “business day” shall mean any day other than a Saturday, Sunday or a day on which banks in New York City are authorized or obligated by applicable law or executive order to close or are otherwise generally closed.

11.Injunctive Relief. The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that in addition to other remedies the other party shall be entitled to an injunction without posting a bond or other undertaking restraining any violation or threatened violation of the provisions of this Agreement. In the event that any action shall be brought in equity to enforce the provisions of the Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law.

12.Entire Agreement; Amendment. This Agreement constitutes the only agreement between the Investor Group and the Company with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign or otherwise transfer either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Any purported transfer requiring consent without such consent shall be void. No amendment, modification, supplement or waiver of any provision of this Agreement shall be effective unless it is in writing and signed by the party or parties hereto affected thereby, and then only in the specific instance and for the specific purpose stated therein. Any waiver by any party hereto of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party hereto to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

13.Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.

14.Jurisdiction. This Agreement, and any dispute arising out of, relating to or in connection with this Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict of laws principles. Each of the parties hereto: (a) consents to the personal jurisdiction and venue in any action to enforce this Agreement in the state or federal courts located in Milwaukee, Wisconsin; (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; and (c) agrees that it shall not bring any action relating to this Agreement in any court other than the state or federal courts located in Milwaukee, Wisconsin.

15.No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and is not enforceable by any other Persons.

16.Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when delivered in person, by overnight courier, by facsimile transmission (with receipt confirmed by telephone or by automatic transmission report) or two business days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

If to Company:

Magnetek, Inc.
N49 W13650 Campbell Drive
Menomonee Falls, Wisconsin 53051
Attn: Scott S. Cramer
Telephone: (262) 703-4283
Fax: (262) 783-3509

with copies (which shall not constitute notice to the Company) to:

Foley & Lardner LLP
777 East Wisconsin Avenue
Milwaukee, WI 53202
Attn: Patrick G. Quick
Telephone: (414) 297-5678
Fax: (414) 297-4900
If to the Investor Group:

Fundamental Global Investors, LLC
4201 Congress Street, Suite 140
Charlotte, North Carolina 28209
Attn: D. Kyle Cerminara
Telephone: (704) 323-6851
Fax: (888) 439-0009
with copies (which shall not constitute notice to the Investor Group) to:

Thompson Hine LLP
3900 Key Center
127 Public Square
Cleveland, Ohio 44114
Attn: Derek D. Bork
Telephone: (216) 566-5527
Fax: (216) 566-5800

Any party may by notice given in accordance with this Section 16 to the other parties designate updated information for notices hereunder.
17.Interpretation and Construction. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel. Each party hereto and its counsel cooperated and participated in the drafting and preparation of this Agreement, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party hereto that drafted or prepared it is of no application and is hereby expressly waived by each of the parties, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation.

18.Joint and Several Liability. Subject to Section 19, all representations, warranties, covenants, agreements, obligations and liabilities of the Investor Group set forth in, or arising under, this Agreement (collectively, the “Obligations”) shall be joint and several as among Investor and all entities that are Investor Affiliates; provided, however, that the Obligations of each individual shall be several and not joint.

19.Expenses. Each party hereto shall each be responsible for its own fees and expenses incurred in connection with the negotiation, execution and effectuation of this Agreement and the transactions contemplated hereby.

20.Counterparts. This Agreement may be executed by the parties hereto in separate counterparts (including by fax and .pdf), each of which when so executed shall be an original, but all such counterparts shall together constitute one and the same instrument.

[Signature Pages Follow]

If the terms of this Agreement are in accordance with your understandings with the Company, please sign and return the enclosed duplicate of this Agreement, whereupon this Agreement shall constitute a binding agreement among us.

Very truly yours,
MAGNETEK, INC.
By:     /s/ Scott S. Cramer
Name:     Scott S. Cramer
Title:     Corporate Secretary

Acknowledged and agreed to as of the date first written above:

FUNDAMENTAL GLOBAL PARTNERS, LP,
by Fundamental Global Partners GP, LLC, its general partner

By:     /s/ D. Kyle Cerminara
Name: D. Kyle Cerminara
Title: Partner and Manager

FUNDAMENTAL GLOBAL PARTNERS MASTER FUND, LP,
by FG Partners GP, LLC, its general partner

By:     /s/ D. Kyle Cerminara
Name: D. Kyle Cerminara
Title: Manager

FUNDAMENTAL GLOBAL PARTNERS GP, LLC

By:     /s/ D. Kyle Cerminara
Name: D. Kyle Cerminara
Title: Partner and Manager

FG PARTNERS GP, LLC

By:     /s/ D. Kyle Cerminara
Name: D. Kyle Cerminara
Title: Manager

FUNDAMENTAL GLOBAL INVESTORS, LLC

By:     /s/ D. Kyle Cerminara
Name: D. Kyle Cerminara
Title: Chief Executive Officer, Partner and Manager

/s/ D. Kyle Cerminara
D. Kyle Cerminara

/s/ Lewis M. Johnson
Lewis M. Johnson

/s/ Joseph H. Moglia
Joseph H. Moglia

Exhibit A
MAGNETEK, INC.
I.INSIDER TRADING POLICY AND PROCEDURES
This Insider Trading Policy provides guidelines to directors, officers and employees of Magnetek with respect to transactions in the Company’s securities. It applies to all transactions involving Magnetek’s securities, including securities, securities options and any other securities Magnetek may issue from time to time, such as preferred securities, warrants and convertible debentures, as well as to derivative securities relating to Magnetek’s securities, including exchange-traded options. It applies to all directors, officers and employees of Magnetek, consultants and independent contractors and to any other person who receives or has access to material nonpublic information (as defined below) regarding Magnetek. Any person who possesses material nonpublic information regarding Magnetek is an insider for so long as the information is not publicly known. It is possible for any employee to be an insider from time to time and to be subject, at those times, to this Policy. Anyone with material nonpublic information, members of their immediate families, and members of their households are referred to in this Policy as "insiders." Insiders are responsible for ensuring compliance with this Policy by their families and members of their household. This Policy also applies to any person who receives material nonpublic information from any insider.
Directors and corporate officers are also subject to the additional restrictions set forth in a separate memorandum distributed to each of them and which is entitled “Federal Securities Law Considerations” and covers matters under Section 16 and Rule 144 that are applicable to their securities transactions.
I.    Insider Trading Laws
Federal and state insider trading and “tipping” laws and regulations prohibit any insider from buying or selling the securities of that company or passing the information on to others who may be induced to buy or sell securities on the basis of the information. It is illegal for any insider to purchase or sell or trade Magnetek’s securities until the information becomes public or is no longer material. It is also illegal to trade in the securities of our customers, suppliers, competitors and partners if you have material nonpublic information about them that you gained in the course of your employment by Magnetek. For purposes of the insider trading laws, the term “securities” is broadly interpreted to include options and direct holdings as well as indirect holdings, such as securities held in employee benefit plans and trust funds. For purposes of this Policy, “Magnetek” means Magnetek, Inc. and all of its subsidiaries and affiliates. The term “trade” includes any transaction in Magnetek securities, including gifts and pledges.

II.    Specific Policies and Restrictions on Trading
There are times when insiders have access to information that has not been released to the public. Insiders are excluded from trading in Magnetek’s securities until that information has been released and fully absorbed by the public. For purposes of this Policy, the information shall be deemed to have been absorbed by the end of the second full trading day after the information is released. Insiders may begin trading in Magnetek securities at the opening of the market on the third trading day. If you have any question whether sufficient time has passed since an announcement by Magnetek, you should contact the General Counsel for guidance.
A.    Quarterly Blackout Periods     Insiders who have access to material information about Magnetek’s financial performance before that information is released to the public must refrain from trading Magnetek’s securities from the date that preliminary financial results are available until the information has been released and fully absorbed by the public. For purposes of this Policy, the quarterly blackout period shall begin two weeks prior to the end of the fiscal quarter Magnetek’s fiscal quarters end on the Sunday nearest December 31, March 31, June 30 and September 30. and shall end by the end of the second full trading day after the earnings release date. Insiders may begin trading in Magnetek securities at the opening of the market on the third trading day. Notwithstanding the foregoing, occasions may arise when you become aware prior to the end of a quarter that earnings for that quarter are likely to exceed or fall below market expectations to an extent that is material. In such a case, you should refrain from trading even prior to the normal commencement of the quarterly blackout period.
B.    Event Specific Blackout Periods     Magnetek may on occasion issue interim earnings guidance or other material information by means of a press release, SEC filing on Form 8-K or other means designed to achieve widespread dissemination of the information. Once you become aware of the information that is the subject of a release you must refrain from trading the Company’s securities until it has been released and absorbed by the public. During that period you must also refrain from disclosing the existence of the blackout to any other person, including your fellow employees.
C.    Additional Restrictions in Specific Circumstances     From time to time, we may also recommend or require that insiders refrain from trading Magnetek’s securities because of material developments that have not been disclosed to the public. A blackout period may also be declared if the Chief Executive Officer and the General Counsel decide, in their judgment, that there is nonpublic material information that would make trades in Magnetek securities by certain employees suspect. In such a case, insiders who are aware of the information may not engage in any transaction involving Magnetek’s securities until advised that the restriction has been terminated or until the information has been released and fully absorbed by the public. During that period you must refrain from disclosing restrictions on trading to any other person, including your fellow employees.
D.    Employee and Director Stock Award Plans    There are a number of employee Stock Award plans that include opportunities to trade in Magnetek securities. Any time there is a blackout or restriction on trading, it impacts your ability to trade securities in a stock award plan as follows:
(1)    Stock Option Plans: This Policy does not apply to the exercise of securities options for cash, but does apply to all sales of securities acquired through the exercise of securities options.  Consequently, you may not exercise an option through a “same-day sale” or cashless transaction at any time that you are aware of material, non-public information or during any period of blackout or restriction on trading. This Policy also applies to and may allow permitted exceptions for the following types of option transactions during quarterly or specific blackout periods: (a) to the extent necessary to fund any tax withholding obligations related to the exercise of an option which is set to expire during a quarterly or specific blackout period by withholding shares deliverable under the option; and (b) in a restricted stock vesting the Company may withhold shares otherwise deliverable to you to satisfy your tax withholding obligations (commonly called “share withholding”). If you wish to act under one of these exceptions, you must request authorization from the General Counsel. Upon written authorization from the General Counsel, the transaction may be effected.

(2)    401 (k) Plan, Savings Plan, Stock Purchase Plan: This Policy applies to the acquisition or disposition of Company securities under these plans. You may purchase Company stock in the plans by means of periodic contributions to the plans pursuant to payroll deduction elections. However, you are prohibited from acquiring or disposing of Magnetek stock in your accounts under these plans while you are in possession of material, nonpublic information, and you may not make changes in the Magnetek stock fund in your accounts in these benefit plans during any period of blackout or restriction on trading. This includes transfers into and out of the Magnetek stock fund, taking a loan which decreases the balance in your Magnetek stock fund, and elections to increase or decrease the percentage of your contributions to the Magnetek stock fund.

III.    Definition of “Material Nonpublic Information”
Information is considered material if it would be expected to affect the investment or voting decisions of a reasonable shareholder or investor, or if the disclosure of the information would be expected to significantly alter the total mix of the information in the marketplace about the Company.  In simple terms, material information is any type of information which could reasonably be expected to affect the market price of securities.  Both positive and negative information may be material.
While it is not possible to identify all information that qualifies as “material”, the following are examples of the types of information that is “material”:

•	Performance projections and strategic plans.

•	Potential mergers or acquisitions, the sale of assets or subsidiaries.

•	New major contracts, partnering agreements, new customers, suppliers, financing sources or the loss thereof.

•	Significant changes or developments in supplies or inventory, including significant product defects, recalls or product returns.

•	Significant pricing changes.

•	Stock splits, public or private securities/debt offerings, or changes in Company dividend policies or amounts.

•	Significant changes in senior management or membership of the Board of Directors.

•	Significant labor disputes or negotiations.

•	Actual or threatened major litigation or the resolution thereof.

•	A change in earnings projections or unexpected or unusual gains or losses in major operations

Chances are if you learn something that leads you to want to buy or sell securities, the information will be considered material. Thus, even speculative information can be material and information may be material even if the information alone would not convince an investor to buy securities. Furthermore, the United States Securities and Exchange Commission (“SEC”), which is the primary U.S. regulator under the federal securities laws, takes the view that the mere fact that a person knows the information is enough to bar him or her from trading, even if the reasons for the potential trade are not based on that information.
    Material information is “nonpublic” if it has not been widely disseminated to the general public through a report filed with the SEC or a press release or through a news service.
Consult the General Counsel when in doubt.  If you are unsure whether information you possess is material or nonpublic, you must consult the General Counsel for guidance before trading in any Magnetek securities.
IV.    Penalties for Insider Trades
The SEC, the NYSE and other national securities exchanges in the United States have extensive surveillance facilities that are used to monitor trading in securities and securities options. If a securities transaction becomes the subject of scrutiny, the transaction will be reviewed after the fact. As a result, before engaging in any transaction you should carefully consider how regulators and others might view the transaction with the benefit of hindsight. With that in mind, you should not engage in any transaction in which you may even appear to be trading while in possession of material inside information.
The consequences of insider trading violations can be severe. The SEC takes the position that these laws apply to all transactions in shares or options of companies listed for trading in the United States, whether or not the actual trades take place in the United States. Transactions that are found to be insider trades or based upon tips by insiders are subject to the following penalties:

A.Civil and Criminal Penalties     Penalties for insider trading include disgorgement of the profit made or the loss avoided by the trade and payment of civil penalties up to three times the profit made or loss avoided. Violators may also face private actions for damages, including civil lawsuits by shareholders, as well as criminal penalties, including up to 10 years in jail.  The Company and/or the supervisors of the person violating the rules may also be required to pay major civil or criminal penalties.

B.Disciplinary Action     Violation of this Policy or federal or state insider trading laws may subject a director to removal from the Board and may subject an officer or employee to disciplinary action, which may include termination of employment for cause.

C.Reporting Violations of the Policy     Any person who violates this Policy or any federal or state laws governing insider trading, or knows of any such violation by any other person, must report the violation immediately to the General Counsel.  The General Counsel, in consultation with the Chief Executive Officer and outside legal advisors, will determine what action should be taken.

V.     Prohibited Transactions
It is important for our directors, officers and employees to avoid even the appearance of speculative trading in Magnetek securities. Therefore, it is Magnetek’s policy that directors, officers and employees, and their spouses, children or other adults living in their household are prohibited from engaging in any of the following types of trades:
A.    Short Sales    Short sales of securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the company or its short-term prospects.  In addition, short sales may reduce the seller’s incentive to improve a company’s performance.  For these reasons, short sales of Magnetek’s securities are prohibited by this Policy.  In addition, Section 16(c) of the Exchange Act expressly prohibits officers and directors from engaging in short sales.
B.    Publicly Traded Options    A transaction in options is, in effect, a bet on the short-term movement of securities. This might create the appearance that the director, officer or employee is trading on inside information.  Transactions in options also may focus attention on short-term performance at the expense of the Company’s long-term objectives.  The obligation to perform under an option contract can have the appearance of impropriety, even if the individual engaging in the transaction does not have any material nonpublic information at the time of the transaction. In addition, a difficult to avoid unintended violation could arise, for example, if someone who has written an option learns of material nonpublic information after writing the option but prior to its expiration. Accordingly, transactions in puts, calls or other derivative securities involving Magnetek’s securities, on an exchange or in any other organized market, are prohibited by this Policy.

C.    Hedging Transactions    Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allows much of the value of securities holdings to be locked in, often in exchange for all or part of the potential for upside appreciation in the securities.  These transactions allow the holder to continue to own the covered securities, but without the full risks and rewards of ownership.  When that occurs, the holder may no longer have the same objectives as other shareholders.  Therefore, such transactions involving Magnetek’s securities are prohibited by this Policy.
D.    Margin Accounts and Pledges    Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call.  Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan.  Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company securities, directors, officers and employees are prohibited from holding Magnetek securities in a margin account or pledging Magnetek securities as collateral for a loan.

VI.	Insiders May Not Disclose Material Nonpublic Information to Others or Make Recommendations Regarding Trading in Company Securities
Insiders may not disclose information concerning Magnetek to any other person (including family members) where such information may be used by such person to his or her advantage, a practice commonly known as “tipping.”  This Policy applies without regard to the materiality of the information. You should be discreet with your treatment of nonpublic information and should refrain from discussing it in public places where it can be overheard, such as elevators and other public spaces in the Company’s offices or in restaurants, taxis and airplanes. Likewise, you should take care to protect sensitive information from access by unauthorized persons, for example by allowing sensitive information displayed on a laptop computer to be viewed by others. To avoid even the appearance of impropriety, you should at all times refrain from giving advice or making recommendations regarding the purchase or sale of Magnetek’s securities or the securities of other companies about whom you have confidential information as a result of your employment or association with Magnetek. If you communicate information that someone else uses to trade illegally in securities, legal penalties are applicable whether or not you personally derive any benefit from the illegal trading.
VII.     Insiders May Not Participate in Chat Rooms
Insiders are prohibited from participating in chat room discussions or other Internet forums regarding Magnetek’s securities or business.

VIII.	Only Designated Company Spokespersons Are Authorized to Disclose Material Nonpublic Information
Magnetek is required under the federal securities laws to avoid the selective disclosure of material nonpublic information.  Disclosure of material information even to family and friends violates that law. To avoid doing so, Magnetek has established procedures for releasing material information in a manner that is designed to achieve broad dissemination of the information immediately upon its release.  Only the Chief Executive Officer and the Chief Financial Officer are authorized to release information about Magnetek to the public. Any inquiries from outsiders regarding financial or other material nonpublic information about Magnetek should be forwarded to the Chief Financial Officer.
IX.    Pre-Clearance Notification Procedures
Directors and Section 16 reporters are subject to pre-clearance notification requirements before (i) buying or selling or trading securities of Magnetek, (ii) acquiring or disposing of shares or making any changes in the Magnetek stock funds of any Magnetek benefit plan, or (iii) exercising an employee or director securities option. In addition, any employee that possesses material nonpublic information about Magnetek is subject to the pre-clearance notification requirement before taking any of the actions described in (i) through (iii) above for so long as the information remains nonpublic. If you are subject to the pre-clearance notification requirement, you must provide the General Counsel with a completed Pre-Clearance Form which contains information about (a) the type of transaction and the number of shares involved, and (b) information about the information you have, if any, that you believe might qualify as insider information. After due consideration, you will be advised of whether or not the transaction will be permitted. If the transaction is approved, but you do not execute the transaction within five business days after the transaction is reviewed, or if you become aware of new material nonpublic information before you execute the transaction, you should seek re-approval of the transaction before consummating it. This advance notification procedure is intended to assist you in preventing situations that could result in legal exposure and embarrassment to yourself and Magnetek. In the case of directors and Section 16 reporters, the procedure is intended to provide a check against transactions that could create a “short-swing profits” liability.

X.     This Policy Continues to Apply Following Termination of Employment
The Policy continues to apply to transactions in Magnetek’s securities even after termination of employment or termination of services as a director.  If you are in possession of material nonpublic information at the time of termination, you may not trade in Magnetek securities until the information has become public or is no longer material.
XI.    No Safe Harbor
The existence of this Policy and its contemplation of blackout periods and trading restrictions should not be considered a safe harbor for trading during other periods not subject to blackout or restriction. Directors, officers and employees should use good judgment at all times in deciding whether or not it is appropriate to trade in Magnetek’s securities and bear personal responsibility for complying with this Policy. If you become aware of information that you believe is material nonpublic information, you should refrain from purchasing or selling or trading Magnetek securities even if the Company is not within a blackout period. As a consequence, you may from time to time have to forego a purchase or sale or trade of securities that you planned before you became aware of material nonpublic information, even if you may suffer an economic loss or forego anticipated profits by waiting.
XII.     This Policy Is Subject to Revision
The Company may change the terms of this Policy from time to time to respond to developments in insider trading laws and will take reasonable steps to inform all affected persons of any material change to this Policy.

XIII.	All Employees Covered by this Policy Must Acknowledge Their Agreement to Comply with Its Terms
This Policy will be delivered to all existing directors, Section 16 reporters and employees and to all new directors, Section 16 reporters and employees at the start of their employment or relationship with Magnetek.  Employees who become insiders as a result of their possession of material nonpublic information will also receive a copy of this Policy, as amended from time to time. The recipient will be required to sign the acknowledgment below stating that he or she received a copy of the Policy and agrees to comply with its terms and giving Magnetek the authority to issue any necessary stop-transfer or other orders necessary for compliance with this Policy.